Exhibit 23.2

Nexia Brisbane Audit Pty Ltd Level 28, 10 Eagle St Brisbane QLD 4000 GPO Box 1189 Brisbane QLD 4001 E: email@mexiabrisbane.com.au P: + 61 7 3229 2022

Board of Directors Piedmont Lithium Inc. Belmont, North Carolina	nexia.com.au

Dear Directors,

CONSENT

We hereby consent to the incorporation by reference in Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-259798) of Piedmont Lithium Inc. of our report dated February 26, 2023, relating to the consolidated financial statements of Sayona Mining Limited which appears in the Annual Report on Form 10-K filed by Piedmont Lithium Inc for the year ended December 31, 2022. We also consent to the reference to us under the heading “Experts” in the prospectuses therein.

/s/ Nexia Brisbane Audit Pty Ltd

Nexia Brisbane Audit Pty Ltd

/s/ Ann-Maree Robertson

Ann-Maree Robertson

Director

Date: 27 February 2024

Advisory. Tax. Audit

Registered Audit Company 299289

Nexia Brisbane Audit Pty Ltd (ABN 49 115 261 722) is a firm of Chartered Accountants. It is affiliated with but independent from Nexia Australia Audit Pty Ltd. Nexia Australia Pty Ltd is a member of Nexia International, a leading, global network of independent accounting and consulting firms. For more information please see www.nexia.com.au/legal. Neither Nexia International nor Nexia Australia Pty Ltd provide services to clients.

Liability limited under a scheme approved under Professional Standards Legislation.